UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 18, 2016

SIGMA LABS, INC.

(Exact name of registrant as specified in its charter)

Nevada	033-02783-S	27-1865814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3900 Paseo del Sol

Santa Fe, New Mexico 87507

_________________________

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (505) 438-2576

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Sigma Labs, Inc. (“we,” “our,” “us” or the “Company”) has entered into an employment letter agreement with Murray Williams, effective July 18, 2016, pursuant to which Mr. Williams will serve as our Chief Financial Officer, Treasurer, principal accounting officer and principal financial officer on an "at-will" basis.

Under the employment letter agreement, Mr. Williams is entitled to (i) be paid at the rate of $200 per hour (his monthly hours will not exceed 25 hours, without the prior written consent of our President and Chief Executive Officer), (ii) a grant under our 2013 Equity Incentive Plan of 31,000 shares of restricted common stock of the Company, which shares will vest on the one-year anniversary of the effective date of Mr. Williams' employment (the "First Anniversary Date"), provided, however, that 50% of the shares will be subject to accelerated vesting as set forth in the restricted stock agreement pursuant to which the shares are issued, provided, further, that Mr. Williams remains an employee of the Company through such vesting date, and (iii) a grant under our 2013 Equity Incentive Plan of a non-qualified stock option to purchase up to 63,000 shares of our common stock. The option will have an exercise price equal to the closing price of our common stock on the date of grant, will vest and become exercisable as follows: 21,000 shares will vest and become exercisable on the First Anniversary Date, and the balance of the shares underlying the option will vest and become exercisable in eight equal installments of 5,250 shares each on a quarterly basis following the First Anniversary Date, provided, in each case, that Mr. Williams remains an employee of the Company through such vesting date, and will be on the other terms set forth in our standard form of nonqualified stock option agreement.

Additionally, Mr. Williams will be eligible under the employment letter agreement to participate in our group medical, dental, vision, and 401(k) plans and any other Company benefits made available to other employees at Mr. Williams' level of employment.

Since November 14, 2012, Mr. Williams has served as the Chief Financial Officer of Hang With, Inc., a real-time social video platform for Android and iPhone that connects users around the world via live-streaming mobile video and simultaneous chat - allowing vast numbers of people to “Hang with” each other in real time - while enabling celebrities to authentically connect with their fans.  From November 2012 until November 2015, Mr. Williams also served as the Chief Financial Officer of MEDL Mobile Holdings, Inc., a public company engaged in the custom development of smartphone Apps for customers that vary in size from small start-ups to large multinational corporations, in a diverse range of industries including retail, fast food, air travel, medical devices, higher education and fashion. From March 2008 until September 2011, Mr. Williams served as the Chief Financial Officer, Treasurer and Secretary of GTX Corp, a public company engaged in the commercialization of miniaturized assisted GPS tracking and cellular location-transmitting technologies. From February 2007 until March 2008, Mr. Williams was an independent business and financial consultant to individuals and development stage companies.  From June 2005 to February 2007, Mr. Williams was the Chief Financial Officer of Interactive Television Networks, Inc., a public company and a leading provider of Internet Protocol Television hardware, programming software and interactive networks.

Mr. Williams is the founder, President and Chief Executive Officer of FA Corp, an independent consulting firm providing accounting and finance services for various companies since August 2001. Mr. Williams was one of the founding members of Buy.Com, Inc., became an employee in February 1998, was the Chief Financial Officer and worked with the company until August 2001.  During his three and a half year tenure, Buy.com sold over $1 billion in products and Mr. Williams created and developed the finance, legal, business development and H/R departments, raised $225 million in private funding, took the company public in February 2000 with a $2 billion valuation and managed Buy.Com’s expansion into Europe, Canada and Australia.  From January 1993 through January 1998, Mr. Williams was employed with KPMG Peat Marwick, LLP, and last served as a Manager in their assurance practice where he managed a team of over 20 professionals specializing in financial services.  Mr. Williams has helped take seven companies public since February 2000.  Mr. Williams is a CPA and received his license in 1995.  Mr. Williams received degrees in both Accounting and Real Estate from the University of Wisconsin-Madison in 1992.

Mr. Williams, 46 years old, has no family relationship with any of the Company’s officers and directors.

Prior to Mr. Williams' appointment as the Company's Chief Financial Officer, Treasurer, principal accounting officer and principal financial officer, Monica Yaple resigned as our Treasurer, principal accounting officer and principal financial officer, effective July 18, 2016.

The foregoing description of the employment letter agreement does not purport to be a complete description of the terms and conditions therein. The full text of such agreement will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016.

Item 8.01	Other Events.

On July 21, 2016, the Company issued a press release with respect to Mr. Williams' appointment. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release of Sigma Labs, Inc., dated July 21, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2016	SIGMA LABS, INC.

	By:	/s/ Mark J. Cola
		Name:	Mark J. Cola
		Title:	President and Chief Executive Officer